Exhibit (h-14)

AMENDMENT

TO

ACCOUNTING AGENCY AGREEMENT

THIS AMENDMENT TO ACCOUNTING AGENCY AGREEMENT (this “Amendment”) is made as of June 1, 2018 by and between BROWN BROTHERS HARRIMAN & CO., a New York limited partnership the (“Administrator”), and the management investment companies set forth on Appendix A to the Agreement (as defined below) (the “Funds”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Funds and the Administrator entered into an Accounting Agency Agreement dated as of February 29, 2008 (as amended, modified and/or supplemented to date, the “Agreement”), pursuant to which the Administrator has been appointed as administrative agent for the Funds; and

WHEREAS, in accordance with Section 16 of the Agreement, the Funds and the Administrator desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Funds and the Administrator agree as follows:

1. The Agreement is hereby amended by adding the following two bullet-points to the description of “Financial Reporting Services” set forth in Appendix B thereto:

•	Prepare one monthly report on Form N-PORT beginning June 1, 2018 (or such later date as may be applicable under the Fund’s regulatory requirements)

•	Prepare one annual report on Form N-CEN beginning June 1, 2018 (or such later date as may be applicable under the Fund’s regulatory requirements)

2. As amended hereby, all terms and conditions of the Agreement are hereby ratified and affirmed as of the date hereof and are extended to give effect to the terms hereof. This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

3. This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Amendment or any certificate delivered thereunder.

4. This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment to Accounting Agency Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Eruch A. Mody

Name:	Eruch A. Mody
Title:	Senior Vice President

The Management Investment Companies set forth on

Appendix A to the Agreement, acting on behalf of their

respective Portfolios, if any

By:	/s/ Lisa Moss

Name:	Lisa Moss
Title:	Assistant Secretary

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